Exhibit 4.1

SUBSCRIPTION AGREEMENT

GOA Therapeutics Corporation

Common Stock

Regulation A

This Subscription Agreement (this “Agreement”) is made between GOA Therapeutics Corporation (“GOA”) and the undersigned subscriber, and if applicable co-subscriber (the “Undersigned”). Pursuant to this Agreement, and subject to its terms and conditions, GOA agrees to sell to the Undersigned, and the Undersigned agrees to purchase, that certain number of shares specified on the signature page hereof (the “Shares”) of GOA’s common stock, par value $0.0000001 per share, at the purchase price per Share specified on the signature page hereof.

The Undersigned represents and warrants to GOA as follows:

1.	The Undersigned has previously specified and acknowledged to GOA, in completing the Undersigned’s entries for the Undersigned’s investment through the website www.invest@goatherapeutics.com the number of Shares being purchased by the Undersigned, the aggregate purchase price that the Undersigned is paying for the Shares, the Undersigned’s contact information and the Undersigned’s Social Security number (or, if there is a co-subscriber, numbers) or other tax ID information. All such information is accurate, complete and not misleading, as of the date hereof and as of each subsequent date on which Shares may be delivered to the Undersigned, and is deemed incorporated in this Agreement as if fully set forth herein.

2.	The Undersigned has reviewed the Offering Circular pursuant to which the Shares have been offered, located at [link to final offering circular on EDGAR], and has reviewed all other information that the Undersigned considers necessary to have reviewed before making an investment decision. The Undersigned has such knowledge and experience in financial and business matters that the Undersigned is capable of evaluating the merits and risks of this investment, and is able to incur a complete loss of such investment and to bear the economic risk of such investment for an indefinite period of time.

3.	The Undersigned shall abide by the restrictions on transfer of the Shares set out in the Offering Circular.

4.	The Undersigned acknowledges that, as set out in the Offering Circular (i) GOA has not qualified the Shares for trading through any stock exchange or trading system and (ii) the Undersigned’s ability to vote the Shares is restricted.

5.	At substantially the same time as the Undersigned is executing this Agreement, the Undersigned is paying the aggregate purchase price for the Shares in compliance with the payment instructions on www.invest@goatherapeutics.com.

6.	The Undersigned understands that GOA reserves the right to, in its sole discretion, accept or reject this purchase, in whole or in part, for any reason or for no reason, and to the extent funds are transmitted by the Undersigned but not applied by GOA to the Undersigned’s accepted purchase of Shares, such unused funds will be returned to the Undersigned, without deduction or interest.

7.	The Undersigned understands that, to be able to purchase Shares, the Undersigned must limit the aggregate purchase price for the Shares to no more than 10% of the greater of the Undersigned’s annual income or net worth.

The Undersigned understands that the Undersigned should determine net worth for purposes of these representations and warranties by calculating the difference between total assets and total liabilities, and such determination (x) must exclude the value of the primary residence, (y) must exclude any indebtedness secured by the primary residence up to the estimated fair market value of the primary residence as of the date of this Agreement (except that any such indebtedness that has been incurred within 60 days before the date of this Agreement, other than as a result of the acquisition of the primary residence, must be included) and (z) must include any indebtedness secured by the primary residence above the estimated fair market value of the primary residence as of the date hereof.

8.	In light of the foregoing, the Undersigned is able to purchase Shares because the Undersigned is an individual, and the aggregate purchase price for the Shares is no more than 10% of the greater of the Undersigned’s annual income or net worth.

9.	The Undersigned is not, and is not acting as, an agent, representative, intermediary or nominee for any person identified on the list of blocked persons maintained by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Undersigned has complied with all applicable U.S. laws, regulations, directives and executive orders relating to anti-money laundering.

10.	The information that the Undersigned has provided in this Agreement or that is deemed incorporated in this Agreement is accurate, complete and not misleading, as of the date hereof and as of each subsequent date on which Shares may be delivered to the Undersigned.

11.	This Agreement is the valid and binding obligation of the Undersigned.

By making the foregoing representations and warranties, the Undersigned does not waive any right of action under federal or state securities laws. However, GOA may assert the Undersigned’s representations and warranties on GOA’s own behalf in any proceeding or other dispute with any party. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, without giving effect to any principles of conflict of laws.

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